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                                                                      Exhibit 12
                         METROPOLITAN FINANCIAL CORP.

                    Computation of Earnings to Fixed Charges

                                                 1999        1998        1997        1996        1995
           COMPUTATION OF EARNINGS             ---------   ---------   ---------   ---------   ---------
Net income...................................   4,510,756   7,039,495   5,802,887   1,538,903   3,542,419
Income taxes                                    2,020,000   4,049,000   3,492,000   1,095,000   2,154,700
                                               ----------  ----------  ----------  ----------  ----------
Income before taxes..........................   6,530,756  11,088,495   9,294,887   2,633,903   5,697,119
Fixed charges less interest..................  18,911,508  11,577,389   7,890,654   5,275,600   3,574,470
                                               ----------  ----------  ----------  ----------  ----------
Earnings excluding deposit interest..........  25,442,264  22,665,884  17,185,541   7,909,503   9,271,589
Interest on Deposits.........................  55,288,975  42,436,460  34,120,452  28,131,837  23,521,751
                                               ----------  ----------  ----------  ----------  ----------
Earnings including Deposit Interest..........  80,731,239  65,102,344  51,305,993  36,041,340  32,793,340
                                               ==========  ==========  ==========  ==========  ==========
Interest expense.............................  18,494,117  11,247,517   7,582,855   4,984,212   3,294,520
Gross rental expense.........................   1,252,174     989,617     923,395     874,164     839,849
Less: noninterest............................    (834,783)    659,745     615,597     582,776     559,899
                                               ----------  ----------  ----------  ----------  ----------
                                                  417,391     329,872     307,798     291,388     279,950
                                               ----------  ----------  ----------  ----------  ----------
Fixed charges excluding deposit interest.....  18,911,508  11,577,389   7,890,653   5,275,600   3,574,470
Interest on deposits.........................  55,288,975  42,436,460  34,120,452  28,131,837  23,521,751
                                               ----------  ----------  ----------  ----------  ----------
Fixed charges including interest.............  74,200,483  54,013,849  42,011,105  33,407,437  27,096,221
                                               ==========  ==========  ==========  ==========  ==========
Earnings to Fixed Charges excluding Deposit
  Interest...................................        1.35        1.96        2.18        1.50        2.59
Earnings to Fixed Charges including Deposit
  Interest...................................        1.09        1.21        1.22        1.08        1.21

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